Board of Directors Services Agreement

This Board of Directors Services Agreement (“Agreement”), dated March 28, 2014, is entered into between Galaxy Gaming, Inc., a Nevada corporation (“Company”), and William A. Zender, an individual with a principal place of residence in Nevada (“Zender”).

WHEREAS, the Company desires to retain the services of Zender for the benefit of the Company and its stockholders; and

WHEREAS, Zender desires to serve on the Company’s Board of Directors (“Board”) for the period of time and subject to the terms and conditions set forth herein;

NOW, THEREFORE, for consideration and as set forth herein, the parties hereto agree as follows:

1.       Board Duties.  Zender agrees to provide services to the Company as a member of the Board. Zender will act loyally and in good faith to discharge the duties of Director, and will abide by all policies and decisions made by the Board, as well as all applicable federal, state and local laws, regulations or ordinances. In his capacity as Director, Zender will act solely on behalf of Company. Director shall strive to attend all meetings of the Board, to discuss any matter involving the Company, which involves or may involve issues of which Director has knowledge and cooperate in the review, defense or prosecution of such matters.

2.       Term. Zender shall serve as Director for an initial term commencing on May 1, 2014 (“Effective Date”) and continuing for twelve (12) months from the Effective Date or until the next annual meeting of the Company’s shareholders, whichever comes first. After this initial term, Zender shall serve at the pleasure of the Board or until the next shareholder meeting whereby an election is held pertaining to the Director position held by Zender, whichever comes first. Director may voluntarily resign his position as Director at any time and without penalty or liability of any kind.

3.       Compensation.  As compensation for the services provided herein, the Company shall pay to Zender the following compensation:

a.	Signing bonus of 75,000 shares of the Company’s restricted common stock, vested and transferred immediately upon appointment.
b.	Annual cash compensation of $30,000 to be paid in quarterly installments on the last day of each quarter.
c.	Options to purchase 25,000 shares of common stock, granted quarterly and vested immediately; strike price equal to closing price on last day of quarter. Exercise life of options shall be 5 years from date of grant or 90 days from date of separation, whichever is less.
d.	Meeting fees for attending all official Board meetings in excess of four in-person meetings and eight telephonic or electronic meetings per year: $1,000 for attendance in-person and $250 for telephonic or electronic meetings.
e.	All customary and usual fringe benefits generally available to non-employee directors of Company subject to the terms and conditions of Company's benefit plan. Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Director.

4.       Expenses.  The Company will reimburse Zender for reasonable out-of-pocket expenses incurred in connection with discharging his duties as a Board member. Any additional expenses shall be pre-approved by the Chief Executive Officer or the Chief Financial Officer of the Company and will be reimbursed subject to receiving reasonable substantiating documentation relating to such expenses.

5.       No Conflict of Interest. Zender will not, at any time while serving as a Director, accept any engagement for work, paid or unpaid, that at the time such engagement is undertaken creates a conflict of interest with the Company that is imminent and evident. If the Board reasonably believes such a conflict exists and can demonstrate that such a conflict existed at the time Zender commenced such work, the Board may ask Zender to discontinue such work. If the parties cannot reach agreement, either party may request a determination by an arbitrator and if the Board's determination hereunder is upheld by the arbitrator, and Zender then refuses to promptly resign his conflicting engagement, such refusal shall constitute a material breach of this Agreement.

6.       Mutual Non-Disparagement.  Zender and the Company mutually agree to forbear from making, causing to be made, publishing, ratifying or endorsing any and all disparaging remarks, derogatory statements or comments made to any party with respect to either of them. Further, the parties hereto agree to forbear from making any public or non-confidential statement with respect to the any claim or complain against either party without the mutual consent of each of them, to be given in advance of any such statement.

7.       Indemnification.  Company shall indemnify Zender, to the maximum extent permitted by applicable law, against all claims, costs, charges and expenses incurred or sustained by Zender in connection with any action, suit or proceeding to which Zender may be made a party by reason of being a Director. The Company’s indemnification policies are expressly provided for in Article XI of the Company’s Bylaws. Zender agrees to promptly notify the Company of any actual or threatened claim arising out of or as a result of the Director’s relationship with the Company. Company agrees to maintain liability insurance for the benefit of Zender having coverage and policy limits no less favorable to Directors those in effect at the Effective Date. Zender shall be entitled to the full protection of any insurance policies, which the Company may elect to maintain generally for the benefit of its Directors.

8.       Confidentiality. Zender’s position with the Company will or has resulted in exposure and access to confidential and proprietary information which Zender did not have access to prior to holding the position, which information is of great value to the Company and the disclosure of which, directly or indirectly, would be irreparably injurious and detrimental to the Company.  Zender agrees to use best efforts and to observe the utmost diligence to guard and protect all confidential or proprietary information relating to the Company from disclosure to third parties.  Zender shall not at any time use or make available, either directly or indirectly, to any competitor or potential competitor of the Company or any of its affiliates or divulge, disclose, communicate to any firm corporation or other business entity in any manner whatsoever, any confidential or proprietary information covered or contemplated by this Agreement, unless expressly authorized to do so by the Company in writing.

For the purpose of this Agreement, “Confidential Information” shall mean all information of the Company, its subsidiaries and affiliates, relating to or useful in connection with the business of the Company, its subsidiaries or affiliates, whether or not a “trade secret” within the meaning of applicable law, which is not generally known to the general public and which has been or is from time to time disclosed to, developed by or learned by Zender as a result of Zender’s relationship with the Company.  Confidential Information includes, but is not limited to the Company’s product development and marketing programs, data, future plans, formulas, finances, profits, sales, net income, indebtedness, financial management systems, pricing systems, methods of operation and determination of prices, processes, trade secrets, client lists, suppliers, organizational charts, salary and benefit programs, training programs, computer software, development or experimental work, business records, files, drawings, prints, prototyping models, letters, notes, notebooks, reports, and copies thereof, whether prepared by him or others, and any other information or documents which Zender is told or reasonably ought to know that the Company regards as confidential.  Confidential Information is not information that is or becomes generally known other than through Zender’s acts in violation of this Agreement.  Disclosures made by the Company to governmental authorities, to its clients or potential clients, to its suppliers or potential suppliers, to its employees or potential employees, to its consultants or potential consultants or disclosures made by the Company in any litigation or administrative or governmental proceedings shall not mean that the matters so disclosed are available to the general public.

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Zender agrees that all records, reports, notes, compilations, or other recorded matter, and copies or reproductions thereof, relating to the Confidential Information or any other aspect of the Company's operations, activities or business, made or received by Zender during any period of employment with the Company whether or not Confidential Information (including but not limited to, documents, reports, correspondences, computer printouts, work papers, files, computer lists, telephone and address books, rolodex cards, computer tapes, disks, and any and all records in Zender’s possession (and all copies thereof) containing any such information created in whole or in part by Zender, even if the items do not contain Confidential Information) are and shall be the Company's exclusive property, and Zender will keep the same at all times in the Company's custody and subject to its control, and will promptly deliver the same to Company upon separation for any reason whatsoever (or at any prior time at the request of the Company).

9.       Governing Law.  This Agreement shall be governed by the laws of the State of Nevada. In the event of any dispute regarding the performance or terms hereof, the prevailing party in any litigation shall be entitled to an award of reasonable attorneys’ fees and costs of suit, together with any other relief awarded hereunder or in accordance with governing law.

10.    Survivability. Sections 6-9 of this Agreement shall survive any separation of Zender serving as a Director and/or the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto enter into this Agreement as of the date first set forth above.

COMPANY:	ZENDER:

/s/ Robert Saucier	/s/ William A. Zender
Robert Saucier	William A. Zender
Chairman and Chief Executive Officer

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